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                                                                      EXHIBIT 99


                     UNION PACIFIC UPDATES EARNINGS OUTLOOK
                   HIGH FUEL PRICES IMPACTING BUSINESS RESULTS


         OMAHA, NEB., MARCH 24, 2003 - Union Pacific Corporation (NYSE: UNP) today announced that its first quarter diluted earnings per share from continuing operations is expected to be in the $0.58 to $0.60 range. This compares to $0.86 in the first quarter of 2002 and is lower than the Company's initial target estimate for the quarter. During the quarter, war fears dramatically increased the Company's fuel cost and contributed to a recent softening in economic demand. In addition, winter storms have had an impact on financial results.

         "Average diesel fuel prices for the quarter are almost $0.40 per gallon more than we paid a year ago. Operating costs for the entire transportation industry have been inflated by fuel prices that reached all-time highs during the quarter," said Dick Davidson, chairman and chief executive officer. "In addition, while first quarter revenues started out fairly strong, as war tensions increased and crude oil prices rose, we saw a weakening in some customer shipments. As a result, we have not experienced the growth we'd expected, particularly in March, which is typically the strongest month of the quarter."

2003 FIRST QUARTER IMPACTS

         Key factors affecting the quarterly earnings results include:

         o Rising diesel fuel prices will add approximately $130 million to operating expenses, or costing nearly $0.30 per diluted share from 2002 to 2003.

         o Coal inventory adjustments at utility plants and the operational impact of a severe March storm will result in lower than expected Energy revenues.

         o Softening demand toward the end of the quarter has resulted in lower than expected growth in our domestic intermodal and chemicals businesses.

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         o        Severance costs will total $0.04 per diluted share in the
                  quarter. Work force level reductions are on plan, but overall costs are less than anticipated due to higher attrition rates and lower severance payments.

         Excluding the effects of increased fuel prices and one-time severance payments, Union Pacific Railroad's operating margin will likely match, or be slightly better than last year's rate.

FAS 143

         In the first quarter, the Company will also report a cumulative effect of a change in accounting principle that will add approximately $250 to $300 million after tax to Union Pacific's first quarter net income. This change results from the adoption of FAS 143 (Accounting for Asset Retirement Obligations). This new standard is being adopted by all rail transportation companies and changes the way the rail industry accounts for track structure removal costs. This change will have no impact on liquidity.

2003 OUTLOOK

         "It appears that high fuel prices and economic weakness in the first half of the year will challenge the Company's ability to reach our 2003 goal of 5 to 10 percent earnings growth over 2002 core earnings* of $4.30 per diluted share," said Davidson. "In the face of these head winds, however, the men and women of Union Pacific remain dedicated to achieving continued productivity gains, improved service reliability and increased customer satisfaction.

         "Looking ahead, I'm hopeful that a quick and positive outcome to the war in Iraq will restore consumer confidence, strengthen the economy and continue to drive fuel prices lower, thus helping to drive a strong second half performance for the Company. "

         Union Pacific Corporation is one of America's leading transportation companies. Its principal operating company, Union Pacific Railroad, is the largest railroad in North America, covering 23 states across the western two-thirds of the United States. A strong focus on quality and a strategically advantageous route structure enable the company to serve customers in critical and fast growing markets. It is a leading carrier of low-sulfur coal used in electrical power generation and has broad coverage of the large chemical-producing areas along the Gulf Coast. With competitive long-haul routes between all

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major West Coast ports and eastern gateways, and as the only railroad to serve all six gateways to Mexico, Union Pacific has the premier rail franchise in North America. The Corporation's trucking operations include Overnite Corporation, which owns less-than-truckload carriers Overnite Transportation and Motor Cargo.

         UNION PACIFIC WILL HOST A CONFERENCE CALL TOMORROW TO DISCUSS THE EARNINGS OUTLOOK. YOU ARE INVITED TO LISTEN TO THE BROADCAST LIVE OVER THE INTERNET OR VIA TELECONFERENCE ON TUESDAY, MARCH 25, 2003 AT 9:00 AM EASTERN TIME. THE INTERNET WEBCAST CAN BE ACCESSED AT www.up.com (UNDER INVESTORS) OR DIAL-IN TELEPHONE ACCESS AT 888/560-1989 (DOMESTIC) OR 973/582-2824 (INTERNATIONAL). IF YOU ARE UNABLE TO PARTICIPATE DURING THE LIVE TELECONFERENCE, THE CALL WILL BE ARCHIVED ON UNION PACIFIC'S WEBSITE AT www.up.com. TO ACCESS THE REPLAY, CLICK ON INVESTORS.

         ADDITIONAL INFORMATION IS AVAILABLE AT OUR WEBSITE: www.up.com. CONTACT FOR INVESTORS IS JENNIFER HAMANN AT 402-271-4227. CONTACT FOR MEDIA IS KATHRYN BLACKWELL AT 402-271-3753.

         This press release contains statements about the Corporation's future that are not statements of historical fact and are considered forward-looking statements within the meaning of the federal securities laws. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements due to, among other factors, changes in global, political, economic, business, competitive, market and regulatory factors. More detailed information about such factors is contained in the Corporation's filings with the Securities and Exchange Commission.

         Forward-looking statements speak only as of the date the statements were made. The Corporation assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Corporation does update one or more forward-looking statements, no inference should be drawn that the Corporation will make additional updates with respect thereto or with respect to other forward-looking statements.


*2002 REPORTED EARNINGS WERE $5.05 PER DILUTED SHARE. CORE EARNINGS PER SHARE EXCLUDES ONE-TIME ITEMS TOTALING $0.75 PER DILUTED SHARE THAT UNION PACIFIC REPORTED IN THE THIRD AND FOURTH QUARTERS OF 2002. ONE TIME ADJUSTMENTS WERE (1) UTAH TRANSIT AUTHORITY REAL ESTATE SALE, (2) SANTA CLARA VALLEY TRANSPORTATION AUTHORITY REAL ESTATE SALE, (3) OVERNITE TAX ADJUSTMENT AND (4) OTHER PRIOR YEAR TAX ADJUSTMENTS.